Exhibit 99.1

         Cerus Corporation Announces Fourth Quarter and Year-End Results

    CONCORD, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--Cerus Corporation (Nasdaq:CERS) today announced results for the fourth quarter and year ended December 31, 2003.
    The net loss for the fourth quarter of 2003 was $10.1 million, or $0.46 per share, compared to a net loss of $15.8 million, or $0.99 per share, for the fourth quarter of 2002. For the year ended December 31, 2003, the company reported a net loss of $58.3 million, or $3.01 per share, compared to a net loss of $57.2 million, or $3.61 per share, for 2002. The reduction in the net loss for the quarter was due primarily to increased funding received under cooperative agreements with the U.S. Armed Forces and reduced operating expenses. The increase in the net loss for the year was due primarily to interest expense accrued on a loan from Baxter Capital Corporation, a financial subsidiary of Baxter International Inc.
    Total revenue from government grants, development agreements and product sales was $3.5 million for the fourth quarter of 2003, compared to $1.6 million for the fourth quarter of 2002. For the year ended December 31, 2003, total revenue was $9.7 million, which included $8.2 million of funding from the U.S. Armed Forces, compared to $8.5 million for 2002, which included a $5.0 million milestone payment from Baxter.
    At December 31, 2003, the company had cash, cash equivalents and short-term investments of $110.0 million.
    Loan principal and accrued interest under a credit facility with Baxter Capital Corporation is classified as a current liability on the balance sheet, due to a dispute concerning the timing of repayment.
    Cerus and subsidiaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being commercialized in Europe. The product is not yet approved in the United States. In addition to the INTERCEPT Blood System, Cerus also is developing therapeutic and vaccine applications of its Helinx(R) technology.

    QUARTERLY CONFERENCE CALL

    The company has scheduled its quarterly conference call for 4:30 p.m. EST today. Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

    ABOUT CERUS

    Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx technology for controlling biological replication. Cerus' most advanced programs are focused on systems to enhance the safety of the world's blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company's Helinx technology. The INTERCEPT Blood System is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic and vaccine applications of Helinx technology to treat and prevent serious diseases.

    Helinx is a trademark of Cerus Corporation.

    INTERCEPT and INTERCEPT Blood are trademarks of Baxter
International Inc.

    Statements in this news release regarding potential efficacy of products, product development and commercial potential, possible outcomes of the loan dispute, and the company's relationship with subsidiaries of Baxter International Inc. are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company's most recent filings with the Securities and Exchange Commission.


Condensed Statements of
Operations (in thousands,      Three Months Ended      Year Ended
except per share information)     December 31,        December 31,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------

Revenue                          $3,525    $1,608    $9,665    $8,490

Operating expenses:
  Research and development        9,637    15,135    52,484    56,421
  General and administrative      2,911     2,595    11,016    11,346
                               --------- --------- --------- ---------
    Total operating expenses     12,548    17,730    63,500    67,767
                               --------- --------- --------- ---------
      Loss from operations       (9,023)  (16,122)  (53,835)  (59,277)
Interest income (expense), net   (1,105)      352    (4,432)    2,085
                               --------- --------- --------- ---------
      Net loss                 ($10,128) ($15,770) ($58,267) ($57,192)
                               ========= ========= ========= =========

Net loss per share - basic and
 diluted                         ($0.46)   ($0.99)   ($3.01)   ($3.61)
                               ========= ========= ========= =========
Shares used in computing net
 loss per share - basic and
 diluted                         22,060    15,927    19,367    15,833
                               ========= ========= ========= =========




Condensed Balance Sheets                 Dec. 31,  Dec. 31,
(in thousands)                             2003      2002
                                         --------- ---------

Cash, cash equivalents and short-term
 investments                             $110,010   $64,318
Accounts receivable from related parties        8        46
Accounts receivable and other current
 assets                                     5,736     2,884
Furniture and equipment, net                2,553     5,547
Other assets                                  156       152
                                         --------- ---------

  Total assets                           $118,463   $72,947
                                         ========= =========


Accounts payable to a related party        $3,156    $8,538
Current loan and interest payable to a
 related party                             55,834         -
Other current liabilities                   6,945     8,224
Capital lease obligation, less current
 portion                                        -        16
Stockholders' equity                       52,528    56,169
                                         --------- ---------

  Total liabilities and
   stockholders' equity                  $118,463   $72,947
                                         ========= =========



    CONTACT: Cerus Corporation
             Greg Schafer, 925-288-6109